Exhibit 99.1

Northwest Biotherapeutics, Inc. 4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

NW Bio Receives Recommendation To Continue With Phase III GBM Brain Cancer Trial Based On Data Safety Monitoring Board’s Safety Review

BETHESDA, Md., March 7, 2014 /PRNewswire/ -- Northwest Biotherapeutics (NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today, in response to shareholder inquiries, that the Data Safety Monitoring Board (DSMB) has made an unblinded review of the safety data for the Company’s ongoing international Phase III GBM Trial, and has recommended that the trial continue as planned.

The DSMB’s review of the efficacy data is still pending.

Dr. Marnix Bosch, Chief Technical Officer of NW Bio noted, “We are pleased with the recommendation of the DSMB to continue the trial as planned.  This is an important step in the ongoing progress of our Phase III trial.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal form of brain cancer.  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, with a primary efficacy endpoint of tumor regression.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  The Company also conducted  a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company’s products will demonstrate safety and efficacy, and risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing expansions contemplated in the Cognate Agreements. Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Media Contacts:

Les Goldman 202-841-7909	Beverly Jedynak 312-943-1123
lgoldman@nwbio.com	bjedynak@janispr.com